Exhibit 14(a)


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Combined Proxy Statement/Prospectus constituting part of this Registration Statement on Form N-14 (the "Registration Statement") of our reports dated May 5, 2000, relating to the financial statements and financial highlights appearing in the March 31, 2000 Annual Reports to Shareholders of Legg Mason Total Return Trust, Inc. (hereafter referred to as the "Fund") which financial statements and financial highlights are also incorporated by reference into the Combined Proxy Statement/Prospectus and included in the Registration Statement. We further consent to the incorporation by reference in the Primary Class Shares
Prospectus, dated July 31, 2000, and the Institutional (formerly known as the Navigator Class) and Financial Intermediary Class Shares Prospectus, each dated January 21, 2001, and the Statement of Additional Information for the Fund, also dated January 21, 2001, of our reports dated May 5, 2000, relating to the financial statements and financial highlights appearing in the March 31, 2000 Annual Reports of the Fund, which Prospectuses and Statement of Additional Information are also incorporated by reference in the Registration Statement. We further consent to the references to us under the headings "Other Fund Service Providers" and "Experts" appearing in such Combined Proxy Statement/Prospectus.

PricewaterhouseCoopers LLP
Baltimore, Maryland
February 23, 2001